Exhibit 10.2

Execution Version

Environmental Remediation and Assumption of Liability Agreement

THIS Contract (“Contract”) is made this 31st day of October, 2006, (the “Effective Date”) by and between the parties identified in Exhibit “A” (hereinafter collectively referred to as “AZZ”) and Marcy R. Wydman, an individual (hereinafter “Wydman”). The foregoing parties to this Contract are sometimes collectively referred to herein as the Parties or singularly as a Party.

WHEREAS, AZZ is interested in having Wydman assume certain potential environmental liabilities with respect to the property purchased by Arbor-Crowley, Inc. from Witt Industries, Inc. located in Muncie, Indiana as more particularly described on Exhibit “B”, attached hereto and made a part hereof (hereinafter referred to as the “Site”); and

WHEREAS, the Site has Pre-existing Pollution Conditions that AZZ requires to be addressed as a condition to purchasing the Site; and

WHEREAS, pursuant to the terms of this Contract, Wydman wishes to assume, and AZZ wishes to transfer and assign to Wydman, Environmental Clean-up Liability (as herein defined) for Pre-existing Pollution Conditions at the Site (as herein defined);

NOW, THEREFORE, the Parties, in consideration of the mutual covenants set forth below, agree as follows:

1. Definitions.

(a) “Change” means a change to the Remedial Plan as provided for under Paragraph 6 hereof.

(b) “Clean-up” means the investigation, study, remediation, removal, transportation, disposal, treatment (including in-situ treatment), management, stabilization, containment or neutralization of Pollutants necessary to achieve Project Completion, including, but not limited to, any monitoring activities that may be required after the completion of such investigation, study, remediation, removal, disposal, treatment, management, stabilization, containment or neutralization.

(c) “Clean-up Costs” means all actual and necessary costs incurred for Clean-up of Pre-Existing Pollution Conditions at, under or migrating from the Site. Clean-up Costs shall include, without limitation, study and investigation costs, planning costs, consultant costs, transportation costs, legal fees, permit fees and costs, filing fees, monitoring costs, Governmental Authority oversight costs and costs to retain any licensed professionals for review and oversight in lieu of or on behalf of the Governmental Authority pursuant to Environmental Law.

(d) “Contemplated Use” means any future use of the Site that is consistent with its prior commercial/industrial use as more particularly described in Exhibit “C”.

(e) “Environmental Laws” means any federal, state, or local laws (including, but not limited to, statutes, rules, regulations, ordinances, guidance documents, and governmental, judicial or administrative orders and directives) that are applicable to Pollution Conditions.

(f) “Environmental Land Use Restriction” means an engineering or institutional control acceptable to applicable Governmental Authorities pursuant to Environmental Laws which, when imposed upon the Site, will allow a level of environmental clean-up consistent with the Contemplated Use of the Site. Environmental Land Use Restrictions may include, but are not limited to, restricting use of the Site to commercial/industrial uses, restricting the use of ground water beneath the Site, and conditionally restricting construction activities at the Site in areas of prior fill placement.

(g) “Environmental Clean-up Liability” means the obligation to perform Clean-up of Pre-existing Pollution Conditions at, under or migrating from the Site as determined by any Governmental Authority under Environmental Laws, including the liability for off-site disposal of Pollutants which are removed and disposed off-Site as part of the Clean-up of Pre-existing Pollution Conditions pursuant to this Contract.

(h) “Excluded Matters” means those items for which Wydman has no responsibility under this Contract as set forth under Paragraph 2(b) hereof.

(i) “Firm” means a qualified environmental firm hired by Wydman and pre-approved by AZZ that has sufficient expertise and experience to accomplish the Clean-up consistent with this Contract and in compliance with Environmental Laws, with the standards of care and diligence normally practiced by nationally recognized firms performing services of a similar nature.

(j) “Governmental Authority” means any federal, state, provincial, or local governmental regulatory or administrative agency, including, but not limited to, the Indiana Department of Environmental Management (“IDEM”), commission, department, board, or other governmental subdivision, court, tribunal, arbitral body or other governmental authority or other subdivision, department or branch of any of the foregoing.

(k) “New Pollution Conditions” means Pollution Conditions on, under or migrating from the Site which commence on or after the Effective Date hereof, unless arising out of a Pre-existing Pollution Condition.

(l) “Off-site Locations” means the real property which is not a part of the Site that Wydman or the Firm requires access to in order to complete its obligations hereunder.

(m) “Pollutants” means any solid, liquid, or gaseous contaminant or waste, including soot, acids, alkalis, or toxic chemicals, medical waste and waste material, and/or by-products or progeny thereof. Pollutants include, but are not limited to, all of the following: hazardous wastes or constituents (as defined in Section 1004 of RCRA); hazardous substances (as defined in CERCLA); oil or petroleum products; and polychlorinated biphenyls (“PCBs”).

(n) “Pollution Conditions” means the actual or threatened discharge, dispersal, release, migration or escape of any Pollutants into, under or upon land, the atmosphere, or any watercourse or body of water, including groundwater, provided such conditions are not naturally present in the environment in the amounts or concentrations discovered. Pollution Conditions shall not include any release that results solely in the exposure of individuals to Pollutants in the workplace with respect to which those individuals may assert a claim under the “Occupational Safety and Health Act of 1970.”

(o) “Pre-existing Pollution Condition” means Pollution Conditions at the Site caused by operations or conditions existing prior to the Effective Date hereof, including without limitation, the effects of continuing Pollution Conditions that exist as of the Effective Date hereof.

(p) “Project Completion” means completing the work necessary to obtain a determination from any Governmental Authority with jurisdiction that no further action is required regarding the Pre-Existing Pollution Conditions at the Site and securing a Certificate of Completion, or its equivalent from IDEM and a Covenant Not to Sue from the State of Indiana regarding the Site. Wydman shall use “best efforts” to achieve Project Completion within three years from the Effective Date hereof, and will achieve Project Completion by the fifth anniversary of the Effective Date hereof..

(q) “Remedial Plan” means the remedial action plan identified in Exhibit “D” which describes the Clean-up to be undertaken at the Site.

(r) “Site” refers to the property specifically defined in Exhibit “B”, attached hereto and made a part hereof.

2. Transfer and Assignment of Liability.

(a) AZZ hereby transfers and assigns to Wydman, which transfer and assignment Wydman hereby accepts subject to the terms and conditions of this Contract, any and all Environmental Clean-up Liability with respect to Pre-existing Pollution Conditions. The foregoing transfer, assignment and obligation to hold harmless shall not apply to Excluded Matters as set forth below.

(b) The following matters are Excluded Matters hereunder, liability for which is not assumed by Wydman and which is retained by AZZ:

(i) any past costs incurred by AZZ or its agents prior to the Effective Date hereof;

(ii) Pollution Conditions determined not to be Wydman’s obligation pursuant to Paragraphs 7 or 8 hereof; and

(iii) liability to the extent arising from intentional, willful or deliberate noncompliance by AZZ or any operator at the Site (other than Wydman) with any statute, regulation, ordinance, administrative complaint, notice of violation, notice letter, executive order or instruction of any Governmental Authority after the Effective Date hereof.

(c) To the extent a Governmental Authority determines that Wydman has responsibility for an Excluded Matter, this shall be treated as a Change and resolved pursuant to the requirements of Paragraph 6 hereof.

3. Contract Consideration.

Wydman is entering into this Contract in connection with the sale by Witt Industries, Inc. (a corporation wholly-owned by Wydman) of certain assets to Arbor Crowley, Inc. (one of the entities identified in Exhibit “A” and comprising AZZ). Wydman’s entry into this Contract is a condition precedent to the purchase of such assets by Arbor Crowley, Inc., forms part of the consideration to Arbor Crowley, Inc. for such purchase and serves as a material inducement to Arbor Crowley, Inc. to purchase such assets. In the absence of Wydman’s entering into and performing this Contract, Arbor Crowley, Inc. would not purchase such assets.

4. Wydman’s Obligations.

Wydman agrees:

(a) To assume the sole responsibility for, and cause the Firm to complete performance of, the Clean-up, including, but not limited to: investigation and studies; regulatory agency negotiations, notifications, filings, reports and interactions; engineering design and permitting; remedial actions and remedial operations, operations and maintenance (“O&M”); monitoring activities necessary to achieve Project Completion; and to secure a Certificate of Completion, or its equivalent from IDEM and a Covenant Not to Sue from the State of Indiana regarding the Site;

(b) To warrant and agree that the Clean-up shall satisfy all the requirements of Governmental Authorities and shall: (a) be free from fault and defects, latent or otherwise; (b) be free of liens, security interests and encumbrances caused or created by Wydman or any agents or subcontractors (including the Firm) working for or on behalf of Wydman; and (c) comply with, and be completed by means and methods complying with, Environmental Laws;

(c) To coordinate and cooperate fully with AZZ in the planning and execution of the Clean-up to avoid and minimize interference with operations, (AZZ understands that a reasonable level of interference may be inherent in the Clean-up);

(d) To provide AZZ with copies of reports submitted to and received from Governmental Authorities with respect to the work at the Site;

(e) To ensure the reporting, or proper notification, to Governmental Authorities upon the discovery of Pollution Conditions requiring such report/notification under Environmental Law, in accordance with the terms set forth in this Contract;

(f) To identify, obtain and execute all necessary authorizations, approvals, permits, permit modifications or amendments, and manifests necessary for the Clean-up; and

(g) To cooperate with AZZ in assessing the terms of this Contract so as to maximize potential benefits that AZZ could realize pursuant to the applicable provisions of the Internal Revenue Code (26 U.S.C. §§ 1 et seq.). To the extent that an alteration to the terms or provisions of the Contract could maximize any tax benefit to AZZ, Wydman will agree to make such alterations so long as such alterations do not increase her obligations under this Contract.

5. AZZ’s Obligations.

AZZ agrees:

(a) To cooperate with Wydman in the planning and execution of the Clean-up, so that Wydman may comply with her obligations hereunder;

(b) To provide Wydman and the Firm with reasonable access to the Site to the extent required by Wydman and the Firm to conduct the Clean-up;

(c) To allow Wydman and the Firm to utilize the existing utilities at the Site at Wydman’s expense; Wydman shall be solely responsible for the cost of any extensions of the utilities, additional or modified permits, and other utility related capital improvements needed by Wydman and the Firm to conduct the Clean-up;

(d) To allow Wydman and the Firm to obtain permits (or to amend AZZ’s existing permits) as necessary to implement the Clean-up;

(e) To ensure that AZZ and all holders or users of easements, licenses, leaseholds or other rights or interests in the Site (“Interest Holders”) consent and subordinate to appropriate Environmental Land Use Restrictions or other reasonable restrictions or controls consistent with the Contemplated Use; and

(f) To provide Wydman all information in their possession concerning Pollution Conditions and other conditions at the Site including the identity and location of utilities.

6. Remedial Action Plan; Changes.

(a) The Clean-up of the Pre-existing Pollution Conditions is based upon the Contemplated Use as of the Effective Date hereof. To the extent that AZZ changes the Contemplated Use or the physical configuration of the Site and such change has a direct impact on the cost of, or the need for, Clean-up of the Pre-existing Pollution Conditions or on Wydman’s legal obligations, this shall constitute a Change subject to Paragraph 6(b) below;

(b) In the event of a Change, the following procedures of this Section 6(b) shall apply. Wydman and AZZ will discuss the Change and agree on the scope of, schedule, and cost for the implementation of the Change. To the extent that Wydman and AZZ agree on the scope of, implementation schedule and cost for the Change, Wydman shall continue to be fully responsible for the Clean-up of the Pre-existing Pollution Conditions. In the event that Wydman and AZZ cannot agree, Wydman shall prepare a detailed report documenting the effect the Change has on the Clean-up of the Pre-existing Pollution Conditions, including a cost estimate of the direct impact the Change has on the cost of the Clean-up. AZZ may accept Wydman’s report, in which event AZZ shall pay to Wydman the estimated increase in cost the Change has on the cost of the Clean-up of Pre-existing Pollution Conditions. In the event AZZ does not accept Wydman’s report, AZZ may (i) propose and negotiate an alternate cost with Wydman, or (ii) submit the issue to technical arbitration as provided under Paragraph 8 hereof.

(c) If the performance of all or any part of the Clean-up is suspended or delayed by an act of AZZ or its agents or by its failure to act, any increase or decrease in cost of performance of this Contract necessarily directly caused by such suspension or delay shall be treated as a Change pursuant to Paragraph 6(b) above.

7. Determination of New Pollution Conditions.

(a) In the event a Pollution Condition is discovered at the Site which was not previously identified as a Pre-existing Pollution Condition, the Party discovering such Pollution Condition shall notify the other Party, and the Parties shall determine (i) the nature and extent of the Pollution Condition, (ii) the need for Clean-up, if any, and (iii) if Clean-up is needed, the source or likely source of the Pollution Condition. Wydman or the Firm shall also document its determination of whether the Pollution Condition existed prior to the Effective Date hereof and furnish such documentation to AZZ.

(b) If Wydman and AZZ determine that the Pollution Condition represents a Pre-existing Pollution Condition, Wydman shall be fully responsible for the Clean-up of such Pollution Condition.

(c) If Wydman and AZZ determine that the Pollution Condition occurred after the Effective Date hereof, Wydman or the Firm shall document its findings and provide supporting data in a report that it will submit to AZZ.

(d) If AZZ agrees with Wydman’s or the Firm’s determination that the Pollution Condition is a New Pollution Condition, at AZZ’s request, Wydman or the Firm will submit a proposal to AZZ for Clean-up of the Pollution Condition and AZZ may negotiate with Wydman a Change pursuant to Section 6(b) hereof, in which event Wydman shall assume full responsibility and liability for the Clean-up of such New Pollution Condition under the same terms and conditions contained herein for the Clean-up of Pre-existing Pollution Conditions.

(e) If AZZ does not accept Wydman’s or the Firm’s determination that the Pollution Condition is a New Pollution Condition, the matter shall be submitted to technical arbitration as provided under Paragraph 8(a) below.

(f) To the extent that a Pollution Condition is determined to be a New Pollution Condition and Wydman has not assumed the responsibility and liability for its Clean-up, AZZ shall take all steps reasonably necessary to assure that such New Pollution Condition does not interfere with Wydman’s ability to achieve Project Completion hereunder.

(g) In the event a Governmental Authority requires response with respect to a Pollution Condition (i) which has not previously been identified as a Pre-existing Pollution Condition and (ii) with respect to which a determination, as set forth above, as to whether it is a Pre-existing Pollution Condition has not been made prior to the required response, Wydman or the Firm shall provide such response pending such determination. In the event such Pollution Condition is determined pursuant to this Paragraph 7 to be a New Pollution Condition, AZZ shall compensate Wydman for all of her reasonable costs of such response, which shall be pre-approved by AZZ.

(h) In consideration of the covenants and undertakings of Wydman hereunder, AZZ hereby agrees, and shall provide that a subsequent owner of the Site shall also agree, to assign and transfer to Wydman all of its rights under Environmental Laws to seek recovery of costs or contribution from the applicable responsible party (other than AZZ signatories to this Contract) for any Clean-Up Costs incurred by Wydman or Firm in connection with this Contract.

8. Technical Arbitration.

(a) In the event Wydman and AZZ are unable to agree on (i) the cost or other impact of a Change pursuant to Section 6 hereof, or (ii) the determination of whether a newly discovered Pollution Condition constitutes a Pre-existing Pollution Condition under Section 7, then Wydman and AZZ shall submit the matter to technical arbitration for determination as set forth below.

(b) Wydman and AZZ shall mutually select a qualified, independent third party technical consultant who shall make the determination. If Wydman and AZZ cannot agree on the selection of a single consultant, they shall each appoint a consultant and those two consultants shall select a third consultant, and those three consultants shall be the arbitrators hereunder. If the two arbitrators appointed by Wydman and AZZ shall be unable to agree upon the appointment of the third arbitrator within five (5) calendar days after the appointment of the second arbitrator, both shall give written notice of such failure to agree to Wydman and AZZ, and, if Wydman and AZZ fail to agree upon the selection of such third arbitrator within five (5) calendar days after the arbitrators appointed by the parties give such notice, then either of the parties upon written notice to the other may require such appointment from the American Arbitration Association pursuant to their Commercial Arbitration Rules. Wydman and AZZ shall initially split the cost of the single consultant, or pay the cost of their respective consultant and split the cost of the third consultant, as the case may be.

(c) Wydman and AZZ and the consultant(s) shall review the information provided by Wydman and AZZ. In the event the consultant(s) require(s) more information, Wydman shall be responsible for providing the information. Notwithstanding the foregoing, AZZ reserves the right to provide any information that they consider relevant to the arbitrators hereunder.

(d) Within thirty (30) days after selection of the consultant(s) and submission of all necessary information to the consultant(s) is completed, the consultant(s) shall make a determination as the case may be as follows:

(i) whether the newly discovered Pollution Condition is a Pre-existing Pollution Condition; or

(ii) the appropriateness of the cost or other impact of a Change pursuant to Section 6.

This determination shall be final and conclusive as to matters submitted to arbitration, and may be enforced in any court of competent jurisdiction.

9. Insurance. Wydman or Firm shall maintain, at her/their sole cost and expense, the following insurance coverages:

(i) Commercial General Liability insurance alone or in combination with Excess Following Form insurance with a limit of not less than six million dollars ($6,000,000.00) for each occurrence covering liability arising from premises, operations, independent contractors, products-completed operations, personal injury and advertising injury, and liability assumed under an insured contract (including the tort liability of another assumed in a business contract).

(ii) Business Automobile Liability insurance alone or in combination with Commercial Umbrella insurance covering any auto or vehicle (including owned, hired, and non-owned autos or vehicles), with a limit of not less than one million dollars ($1,000,000.00) for each accident.

(iii) Professional Liability and Contractor’s Pollution Liability insurance alone or in combination with Excess Following Form insurance with a minimum limit of not less than six million dollars ($6,000,000).

(iv) Workers’ compensation insurance with statutory limits and Employers’ Liability limits of not less than one million dollars ($1,000,000.00) for each accident for bodily injury by accident or one million dollars ($1,000,000.00) for each employee for bodily injury by disease.

(v) Wydman or Firm shall submit to AZZ a certificate or certificates for each required insurance referenced above certifying that such insurance is in full force and effect and setting forth the information required below. Additionally, Wydman or Firm shall furnish to AZZ within thirty (30) days before the expiration date of the coverage of each required insurance set forth above, a certificate or certificates containing the information required below and certifying that such insurance has been renewed and remains in full force and effect.

(vi) All policies for each insurance required hereunder shall: (a) name AZZ (or an entity designated by AZZ) as an additional insured (this requirement shall not apply to workers’ compensation insurance, employers’ liability insurance, or professional liability insurance); (b) provide for not less than thirty (30) days’ prior written notice to AZZ by registered or certified mail of any cancellation, restrictive amendment, non-renewal or change in coverage; and (c) provide that such required insurance hereunder is the primary insurance and that any other similar insurance that AZZ may have shall be deemed in excess of such primary insurance.

10. Indemnity.

(a) Wydman agrees to indemnify, defend and hold harmless AZZ, their subsidiaries, successors, assigns, directors, officers, agents and employees, and each of them, from any and all claims, costs, damages, expenses, judgments, liabilities, fines, penalties and losses of any nature or kind whatsoever, including, but not limited to, legal costs and expenses, by reason of injury or death or damage to persons or property to the extent caused by the negligent acts or omissions or misconduct of Wydman, her officers, agents, employees, and subcontractors.

(b) Wydman further agrees to indemnify, defend and hold harmless AZZ, their subsidiaries, successors, assigns, lessees, directors, officers, agents and each of them, from any and all claims, costs, damages, expenses, judgments, liabilities, fines, penalties and losses of any nature or kind whatsoever, including, but not limited to, legal costs and expenses, by reason of violations, alleged or otherwise, of, or non-compliance with Environmental Laws due to (i) a breach by Wydman of the terms of this Contract, (ii) any failure or undue delay on the part of Wydman to perform the Clean-up of the Pre-existing Pollution Conditions, or (iii) those matters caused by the acts, omissions or misconduct of Wydman, her officers, agents, employees, and subcontractors.

(c) Wydman shall indemnify, defend, and hold AZZ harmless from any claims, demands, or liens of any subcontractor engaged by Wydman. Without limitation to the foregoing, Wydman agrees not to permit any liens arising from or related to the Clean-up to stand against the Site or any Off-Site Locations, and Wydman shall pay or cause to be paid all such liens, claims, or demands before any action is brought to enforce them against the Site or any Off-Site Location. Wydman shall furnish evidence of payment upon request of AZZ. In the event Wydman fails or refuses to release any such lien before action is brought to enforce it, AZZ may release such lien, and Wydman shall be responsible for reimbursing AZZ for all cost, including attorneys’ fees, incurred in connection therewith.

(d) In the event the indemnities set forth herein are found to be unenforceable, the parties agree to negotiate, in good faith, a substitute indemnity provision that embodies the intent of the original indemnity without the objectionable provisions which made it unenforceable. The indemnity provisions contained herein shall survive for a period of two years following Project Completion.

11. Representations and Warranties of Wydman.

(a) Wydman acknowledges that she has satisfied herself as to the nature and location of the Site and as to the general and local conditions, particularly those bearing upon (i) Pollution Conditions, (ii) Clean-up requirements, (iii) remediation and disposal requirements, (iv) Contemplated Use, (v) handling and storage of materials, (vi) availability of labor, (vii) security requirements, (viii) water, (ix) electric power, (x) roads, (xi) the conformation and condition of the ground, (xii) the character, quality and quantity of surface and subsurface materials to be encountered, (xiii) equipment and facilities needed preliminary to and during the prosecution of the work, and (xiv) uncertainties of weather.

(b) Wydman represents and warrants that she has the financial resources to execute the Clean-up of the Pre-existing Pollution Conditions with diligence to Project Completion and that she shall cause the Firm to diligently execute the Clean-up of the Pre-existing Pollution Conditions until Project Completion.

(c) Wydman represents and warrants that she shall hire the Firm to perform the Clean-up consistent with this Contract and that the Firm will have sufficient expertise and experience to accomplish same. Wydman further represents and warrants that she shall cause the Firm to perform the Clean-up in compliance with this Contract and Environmental Laws, and with the standards of care and diligence normally practiced by nationally recognized firms performing services of a similar nature.

(d) Wydman represents and warrants that the Firm will be familiar with the geologic and Pollution Conditions at the Site and that Wydman assumes the risk of all conditions specified in this Contract and will, regardless of the exact nature of such conditions, or the expense or difficulty of performing the Clean-up with respect to same, shall cause the Firm to fully complete the Clean-up of the Pre-existing Pollution Conditions pursuant to the terms of this Contract.

12. Representations and Warranties of AZZ.

(a) AZZ represents and warrants that it has the authority to provide reasonable and necessary access to the Site in order for Wydman to implement and complete the Clean-up and to perform her obligations hereunder.

(b) AZZ represents and warrants that it has provided Wydman with copies of all documents, reports, data, field notes, and other information concerning Pollution Conditions and other conditions (including the location of utilities at the Site) that it has in its possession or to which it has had access or control.

13. Independent Contractor.

Each of Wydman and the Firm is an independent contractor, and the methods and techniques of their performance and the control thereof shall vest in their discretion. It is understood and agreed that neither Wydman nor AZZ, by this Contract, intends that Wydman or Wydman’s employees, representatives, and agents (including the Firm) shall be considered, or deemed to be, or acting as employees of AZZ, but rather as an independent contractor retained by AZZ to take responsibility for and perform the Clean-up. Wydman shall not take and shall cause the Firm not to take any action or omit to take any action that is inconsistent with their status as independent contractors. Wydman shall be solely responsible for all of her and the Firm’s practices, procedures, means, methods, and protocols used in carrying out the Clean-up, for all governmental fees imposed upon her or the Firm’s performance of the Clean-up and for payment of all compensation, benefits, contributions, and taxes, if any, due her employees, agents, contractors, and subcontractors, including the Firm. Wydman agrees that any and all persons whom she may employ or whose services she may retain in order to perform her obligations under this Contract (including the Firm) shall remain Wydman’s employees or consultants exclusively.

14. Notices. Notices required hereunder shall be deemed given if sent by certified, first-class mail or recognized overnight courier to the following duly authorized representatives:

For AZZ:	David H. Dingus
President and Chief Executive Officer
AZZ incorporated
University Centre I, Suite 200,
1300 South University Drive
Fort Worth, Texas 76107
Facsimile #: 817/336-5354
Confirming #: 817/810-0095

With copy to:	Robert W. Lydick, Esq.
Kelly Hart & Hallman LLP
201 Main Street, Suite 2500
Fort Worth, Texas 76102-3126
Facsimile #: 817/878-9738
Confirming #: 817/878-3538

For Wydman:	Marcy R. Wydman
1141 East Rookwood Drive
Cincinnati, Ohio 45208
Facsimile #: 513/321-5932
Confirming #: 513/321-8825

With copy to:	George H. Vincent, Esq.
Dinsmore & Shohl, LLP
225 East Fifth Street
Suite 1900
Cincinnati, OH 45202
Facsimile #: 513/977-8213
Confirming #: 513/977-8367

The Parties may change their duly authorized representatives at any time by providing written notice to the other party.

15. Remedies. In the event that any Party breaches this Contract, the non-breaching Party shall have every remedy available to it for such breach, in law or at equity.

16. Governing Law.

This Contract shall be governed by and construed and enforced in accordance with the laws of the State of Indiana.

17. Entire Agreement.

This Contract constitutes the entire agreement of the Parties with respect to the Clean-up activities and obligations contemplated herein, and all prior or contemporaneous agreements, understandings, representations and statements concerning the subject matter hereof are merged herein.

18. Severability.

If any term, covenant, condition, or provision of this Contract is found by a court of competent jurisdiction to be invalid, void, or unenforceable, the remainder of this Contract shall remain in full force and effect, and shall in no way be affected, impaired or invalidated thereby.

19. Waiver.

No waiver of any provision of this Contract shall be effective unless such waiver is in writing and signed by the party against whom enforcement of the same is sought. Failure to enforce any provision of this Contract or to require at any time performance of any provision hereof shall not be construed to be a waiver of such provision, or to affect the validity of this Contract or the right of any party to enforce each and every provision in accordance with the terms hereof. No waiver of any provision of this Contract shall affect the right of AZZ or Wydman thereafter to enforce such provision or to exercise any right or remedy available to it in the event of any other default involving such provision or any other provision. Making payment or performing pursuant to this Contract during the existence of a dispute shall not be deemed to be and shall not constitute a waiver of any claims or defenses of the party so paying or performing.

20. Assignment.

(a) This Contract is personal to the Parties hereto and is not intended for the benefit of any third party. Except as set forth below, this Contract shall not be assignable to any other party without the prior, written authorization of the other Party hereto. Such authorization may be denied by the other Party in its sole discretion.

(b) Notwithstanding any other provision, AZZ shall have the right to assign the benefits and obligations of this Contract to a buyer of the real property underlying the Site, so long as the buyer accepts and is able to perform the obligations of AZZ hereunder.

21. Counterparts.

This Contract may be executed in multiple counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank]

Execution Version

IN WITNESS WHEREOF, this Contract is effective as of the Effective Date.

AZZ:

Arbor-Crowley, Inc.

By:	/s/ Dana Perry
Name:	Dana Perry
Title:	Vice President

AZZ incorporated

By:	/s/ David H. Dingus
Name:	David H. Dingus
Title:	President and Chief Executive Officer

Witt Galvanizing – Muncie, Inc.

By:	/s/ Dana Perry
Name:	Dana Perry
Title:	Secretary and Treasurer

WYDMAN:

By:	/s/ Marcy R. Wydman
Name:	Marcy R. Wydman

Signature Page to Environmental Remediation Agreement

Execution Version

EXHIBIT A

List of AZZ—Parties

Arbor-Crowley, Inc.

AZZ incorporated

Witt Galvanizing – Muncie, Inc.

EXHIBIT B

Property Description

The Site is comprised of approximately 6.62 acres with 24,700 square feet of galvanizing production area under roof. The property located at 2415 South Walnut Street, Muncie, Delaware County, Indiana, and is more fully described by the legal description which follows:

Parcel A

A part of the East half of the Northeast Quarter of Section Twenty-one (21), Township Twenty (20) North, Range Ten (10) East, more particularly described as follows:

Beginning at a point established as follows: Beginning at the Southeast corner of said East half of the Northeast Quarter and running thence North on the East line thereof Six hundred seventy and twenty-two hundredths (670.22) feet; thence deflecting to the Left Eighty-nine degrees twenty-six minutes (89 26”) and running Westwardly One hundred fifty seven and thirty-six hundredths (157.36) feet to a point which is the point of beginning of the tract hereafter described; thence deflecting to the left Ninety degrees fifty-seven minutes (90 57”) from the last above described line and running Southwardly Two hundred fifty-three and six tenths (253.6) feet; thence deflecting to the Right Ninety degrees forty-nine minutes (90 49”) and running Westwardly two hundred thirty-seven and sixty-nine hundredths (237.69) feet; thence deflecting to the Right Eighty-nine degrees fifty-one minutes (89 51’) and running Northwardly Two hundred fifty-six (256.0) feet; thence deflecting to the right Ninety degrees seventeen minutes (90 17’) and running Eastwardly Two hundred thirty-four and sixty-five hundredths (234.65) feet to the point of beginning, containing 1.381 acres, more or less.

ALSO, a part of the East half of the Northeast Quarter of Section 21, Township 20 North, Range 10 East in the City of Muncie, Delaware County, Indiana, described as follows:

Commencing at the Southeast corner of the East half of the Northeast Quarter of Section 21, Township 20 North, Range 10 East; thence North 00 degrees 00 minutes 00 seconds 670.22 feet (assumed bearing) along the east line of said half quarter section; thence North 89 degrees 26 minutes 00 seconds West 392.01 feet to the point of beginning; thence South 00 degrees 17 minutes 00 seconds West 256.00 feet thence North 89 degrees 26 minutes 00 seconds West 15.00; thence North 00 degrees 17 minutes 00 seconds East 25.00 feet; thence North 89 degrees 26 minutes 00 seconds West 95.00 feet; thence North 00 degrees 17 minutes 00 seconds East 231.00 feet; thence South 89 degrees 26 minutes 00 seconds East 110.00 feet to the point of beginning, containing 0.592 acres, more or less.

An easement for Ingress and egress and all utility service purposes being Twenty-five (25.0) feet in width and being Twelve and five tenths (12.5) feet on each side of the following described line: Beginning at a point in the East line of the above described 1.381 acre tract Ninety-four and twenty-two hundredths (94.22) feet South of the Northeast corner of said 1.381 acre tract and running thence Eastwardly with an angle of Ninety degrees (90 00’) from said East line One hundred fifty-six and seventy-four hundredths (156.74) feet to a point in the East line of said East half of the Northeast Quarter Five hundred seventy-eight and six tenths (578.6) feet North of the Southeast corner thereof.

Parcel B:

A part of the East half (E  1/2) of the Northeast Quarter (NE  1/4) of Section Twenty-one (21), Township Twenty (20) North, Range Ten (10) East in the City of Muncie, Delaware County, Indiana, described as follows:

Commencing at a point on the East line of the East half of the Northeast quarter of Section Twenty-one (21), Township (20) North, Range Ten (10) East, said point being North 00 degrees 00 minutes 00 seconds (N 00° 00’ 00”) Six hundred seventy and twenty-two hundredths (670.22) feet (assumed bearing) from the Southeast corner of said half quarter Section; thence North 89 degrees 26 minutes 00 seconds West Two hundred Thirty-two and one hundredths (232.01) feet to the point of beginning; thence North 89 degrees 26 minutes 00 second West Two hundred seventy (270.00) feet; thence South 00 degrees 17 minutes 00 seconds West One hundred eighty-five and seventy-one hundredths (185.71) feet; thence North 89 degrees 26 minutes 00 seconds West Two hundred fifty (250.00) feet; thence North 00 degrees 00 minutes 00 seconds Four hundred twenty-five and seventy-two hundredths (425.72) feet; thence South 89 degrees 26 minutes 00 seconds East Five hundred twenty and ninety-five hundredths (520.95) feet; thence South 00 degrees 00 minutes 00 seconds Two hundred forty (240.00) feet to the point of beginning, containing 3.94 acres, more or less

Parcel C:

A part of the East half (E 1/2) of the Northeast Quarter NE 1/4) of Section Twenty-one (21), Township Twenty (20) North, Range Ten (10) East, in the City of Muncie, Delaware County, Indiana, described as follows:

Beginning at a point on the east line of the East half of the Northeast quarter of Section Twenty-one (21), Township Twenty (20) North, Range Ten (10) East, said point being North 00 degrees 00 minutes 00 seconds 378.60 feet (assumed bearing) from the Southeast corner of said half quarter Section; thence South 89 degrees 37 minutes 00 seconds West 155.40 feet; thence North 00 Degrees 23 minutes 00 seconds West 200.0 feet; thence North 89 degrees 37 minutes 00 East 156.74 feet to the East line of said Half Quarter Section; thence South 00 degrees 00 minutes 00 seconds 200.0 feet to the point of beginning, containing 0.72 acre, more or less.

EXHIBIT C

Contemplated Use

The Contemplated Use for the Site is consistent with its prior commercial/industrial use as a galvanizing facility. Contemplated use includes (without limiting the foregoing sentence) galvanizing operations within a covered structure of approximately 24,700 square feet; zinc recovery operations under covered roof; light maintenance in a shop building and administrative functions in an office/break building.

EXHIBIT D

Remedial Plan